Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (Form S-1 No. 333-257364), of our report dated March 30, 2021 with respect to the consolidated financial statements of Synaptogenix, Inc. as of December 31, 2020 and the combined financial statements of Synaptogenix, Inc. as of December 31, 2019 and for each of the years in the two-year period then ended, which are included in the Annual Report on Form 10-K of Synaptogenix, Inc. for the year ended December 31, 2020. We also consent to the reference to our Firm under the heading “Experts” in this Registration Statement.

/s/ Friedman LLP

East Hanover, New Jersey

July 2, 2021